Exhibit 4(k)

PROTECTIVE LIFE AND ANNUITY INSURANCE COMPANY   •   P. O. BOX 10648   •   BIRMINGHAM,  ALABAMA  35202-0648

QUALIFIED RETIREMENT PLAN ENDORSEMENT FOR ANNUITY CONTRACTS

All provisions of the Contract to which this Qualified Retirement Plan Endorsement is attached shall be interpreted in accordance with the applicable requirements of section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Contract is amended as of the Effective Date as follows:

1.                                      OWNER AND ANNUITANT

The Contract is issued to a trustee of a qualified retirement plan under Code section 401(a) (the “Plan”) maintained on behalf of the participants for whom the Contract is purchased. Such trustee is the Owner and the Beneficiary.

The term “participant” as used in this Endorsement shall mean the individual employee or former employee for whose benefit the Plan is maintained and on whose behalf the Contract is purchased. The Annuitant shall be the participant and, except as otherwise provided under the Code and applicable regulations, the Annuitant cannot be changed.

The trustee shall not distribute the Contract to the Annuitant until the occurrence of a distributable event under the Plan under which the Contract was purchased. If the Contract is distributed to the Annuitant: (a) the Annuitant becomes the Owner; (b) all payments made from the Contract while the Annuitant is alive must be made to the Annuitant; (c) the provisions below apply to the Annuitant; and (d) the Annuitant may designate a new Beneficiary. If the Annuitant does not designate a new Beneficiary, then the estate of the Annuitant shall be the Beneficiary.

2.                                      NONTRANSFERABLE AND NONFORFEITABLE

The Owner’s interest under the Contract is nontransferable (within the meaning of Code section 401(g)) and is non-forfeitable. In particular, except as permitted by federal tax law, the Contract may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose, to any person other than the Company.

3.                                      PLAN ADMINISTRATOR

The Plan Administrator is: (a) your employer; or (b) the person(s) designated by your employer under the terms of the Plan. Protective Life and Annuity Insurance Company (the “Company”) is not the Plan Administrator or a plan fiduciary.

4.                                      PLAN PROVISIONS

The terms of the Contract and this Endorsement are subject to the provisions of the Plan under which the Contract is issued. The Owner’s ability to exercise any rights under this Contract is subject to the terms of the Plan in connection with which this Contract was issued. The Owner and Plan Administrator are responsible for ensuring that any elections made under the Contract are made in accordance with the terms of the Plan. Therefore, you should contact your Plan Administrator before exercising any rights you may have under this Contract to ensure that your actions are in accordance with the terms of the Plan. The Company assumes that the exercise of all rights by the Owner of the Contract, and the distribution of the Contract to a participant, are in accordance with the terms of the Plan in connection with which this Contract was issued.

5.                                      LUMP SUM PAYMENTS

No amount may be paid from the Contract in a lump sum unless such payment is allowed under both the Plan for which the Contract is purchased and the Code, including the regulations thereunder. We will not pay the Contract Value in one lump sum in lieu of any annuity income payments if the Contract Value is greater than $5,000, as determined on the first day of the month preceding the Annuity Commencement Date, in accordance with the requirements of Code sections 411(a)(11) and 417, including the regulations thereunder.

6.                                      PURCHASE PAYMENTS

All Purchase Payments may be paid only under the Plan by the Owner who is a trustee of the Plan, and if the Participant becomes the Owner of the Contact as a result of the Contract being distributed to the participant, premiums may not be paid after the Contract is distributed. Premium payments are subject to the terms of the Plan, including the maximum limitations on contributions. The Company will not accept a Purchase Payment that includes after-tax contributions.

7.                                      REQUIRED DISTRIBUTIONS GENERALLY

The entire interest in the Contract shall be distributed as required under Code sections 401(a)(9) and applicable federal income tax regulations. The provisions of this Endorsement reflecting these requirements override any provision of the Contract that is inconsistent with such requirements.

8.                                      REQUIRED BEGINNING DATE

As used in this Endorsement, the term “Required Beginning Date” means April 1 of the calendar year following the calendar year following the later of (1) the calendar year in which the participant attains age 70½; or (2) the calendar year in which the participant retires, or such later date as provided by law. However, unless the participant’s interest in the Contract is on account of his or her participation in a governmental plan (as defined in Code section 414(d)) or church plan (as defined in Code section 401(a)(9)(C)), if the participant is a 5-percent owner (as defined in IRC section 416) with respect to the plan year ending in the calendar year in which the participant attains age 70½, the Required Beginning Date is April 1 of the calendar year following the calendar year in which the participant attains age 70½.

9.                                      DISTRIBUTIONS DURING ANNUITANT’S LIFE

A.                                   Unless otherwise permitted under applicable law, the Annuitant’s entire interest in the Contract shall be distributed, or commence to be distributed, no later than the Required Beginning Date over:

(i)            the life of the Annuitant, or the lives of the Annuitant and his or her designated beneficiary (within the meaning of Code section 401(a)(9)), or

(ii)           a period not extending beyond the life expectancy of the Annuitant, or the joint and last survivor expectancy of the Annuitant and his or her designated beneficiary.

Payments must be made in periodic intervals of no longer than one year. In addition, payments must be either non-increasing or they may increase only as provided by applicable federal tax law.

B.                                     If the Annuitant’s interest is to be distributed over a period greater than one year, the amount to be distributed by December 31 of each year (including the year in which the Required Beginning Date occurs) will be made in accordance with the requirements of Code section 401(a)(9) and the regulations thereunder, including the incidental death benefit requirements of Code section 401(a)(9)(G) and the regulations thereunder, including the minimum distribution incidental benefit requirement under such regulations.

10.                               DISTRIBUTIONS AFTER DEATH OF THE ANNUITANT

A.                                   Unless otherwise permitted under applicable federal tax law, if the Annuitant dies before distribution of his or her interest in the Contract has begun, distribution of the Annuitant’s entire interest will be distributed in accordance with one of the following three provisions:

(i)            The entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Annuitant’s death.

(ii)           If the interest is payable to an individual who is the Annuitant’s designated beneficiary, except as provided in paragraph (iii) below, the entire interest will be distributed beginning on or before December 31 of the calendar year immediately following the calendar year in which the Annuitant died and will be made over the life of the designated beneficiary or over a period not extending beyond the life expectancy of the designated beneficiary. The irrevocable election of this method of distribution must be made by the designated beneficiary no later than December 31 of the calendar year immediately following the calendar year in which the Annuitant died.

(iii)          If the designated beneficiary is the Annuitant’s surviving spouse, the spouse may irrevocably elect to receive payments over the life of the surviving spouse or over a period not extending beyond the life expectancy of the surviving spouse, commencing at any date prior to the later of: (a) December 31 of the calendar year immediately following the calendar year in which the Annuitant died; and (b) December 31 of the calendar year in which the Annuitant would have attained age 70½. Such election by the surviving spouse must be made no later than the earlier of December 31 of the calendar year containing the fifth anniversary of the Annuitant’s death or the date distributions are required to begin pursuant to the preceding sentence.

If the surviving spouse dies before distributions begin, the limitations of this section 10.A (without regard to this paragraph iii) shall be applied as if the surviving spouse were the Annuitant.

B.            Unless otherwise permitted under applicable federal tax law, if the Annuitant dies after distribution of his or her interest in the Contract has begun, the remaining portion of such interest, if any, will continue to be distributed at least as rapidly as under the method of distribution being used at the time of the Annuitant’s death.

C.            Distributions under this section are considered to have begun if distributions are made on account of the Annuitant reaching his or her Required Beginning Date or if prior to the Required Beginning Date distributions irrevocably (except for acceleration) commence to the Annuitant over a period permitted and in an annuity form acceptable under applicable federal tax law.

11.                               LIFE EXPECTANCY CALCULATIONS

Unless otherwise provided by applicable federal tax law, life expectancy is computed using the expected return multiples in Tables V and VI of Section 1.72-9 of the Federal income tax regulations in accordance with Code sections 401(a)(9) and the regulations thereunder. Life expectancy will not be recalculated with respect to payments under an annuity option under the Contract. In other situations, life expectancy will not be recalculated unless otherwise permitted under Code section 401(a)(9) and the regulations thereunder.

12.                               ANNUITY OPTIONS AND WITHDRAWALS

All annuity options under the Contract must meet the requirements of Code sections 401(a), including sections 401(a)(9) and 401(a)(11), as applicable. The provisions of this Endorsement reflecting the requirements of these Code sections override any annuity option that is inconsistent with such requirements.

An Annuitant who is married must have the consent of his spouse in order to: (i) withdraw all or part of the Contract Value; or, (ii) choose an annuity option other than a qualified joint and survivor annuity within the meaning of Code section 417. If no annuity option is chosen, a qualified joint and survivor annuity will be automatic for a married Annuitant. An unmarried Annuitant will be deemed to have elected a life annuity unless a different election is made in the manner required under Code section 417. Also, if a married Annuitant dies before the annuity starting date (within the meaning of Code section 401(a)(11)(A)(ii)), the death benefit will be paid as a qualified pre-retirement survivor annuity within the meaning of Code section 417, unless the surviving spouse consents otherwise.

If guaranteed payments are to be made under an annuity option, the period over which the guaranteed payments are to be made must not exceed the period permitted under Q&A-3 of Section 1.401(a)(9)-6 of the Income Tax Regulations (except as otherwise provided by applicable federal tax law).

13.                               NOTICES, ELECTIONS, AND CONSENTS

We must receive written notice, in a form and manner acceptable to us, of any request to take a partial or total surrender, elect a payment option, or exercise any other right under this Contract. Elections and consents made pursuant to this Contract and this Endorsement may be made and revoked only in the form, time, and manner prescribed in Code section 417 (and applicable regulations).

14.                               DIRECT ROLLOVERS

A distributee may elect, at the time and in the manner prescribed by us, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

A.                                   A distributee includes an Annuitant. In addition, the Annuitant’s surviving spouse and the Annuitant’s spouse or former spouse who is the alternative payee under a qualified domestic relations order, as defined in Code section 414(p), are distributees with regard to the interest of the spouse or former spouse.

B.                                     An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include (i) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint and last survivor expectancies) of the distributee and the distributee’s designated beneficiary, or for a specified period of ten years or more; (ii) any distribution to the extent such distribution is required under Code section 401(a)(9); (iii) the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities); (iv) any hardship distribution described in Code section 401(k)(2)(B)(i)(IV) made to your after 1998; and (v) any other amounts designated in published federal income tax guidance.

C.                                     An eligible retirement plan is an individual retirement account described in Code section 408(a), an individual retirement annuity described in Code section 408(b), an annuity plan described in Code section 403(a), or a qualified trust described in Code section 401(a), that accepts the distributee’s eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

D.                                    A direct rollover is a payment by us to the eligible retirement plan specified by the distributee.

E.                                      Except as otherwise provided under applicable federal tax law, the following provisions shall apply with respect to distributions after December 31, 2001, for purposes of this section 14.

(i)            An eligible retirement plan shall also mean an annuity contract described in Code section 403(b) and an eligible plan under Code section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from the Plan. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in Code section 414(p).

(ii)           Any amount that is distributed on account of hardship shall not be an eligible rollover distribution and the distributee may not elect to have any portion of such a distribution paid directly to an eligible retirement plan.

(iii)                               To the extent permitted by federal tax law, a portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions that are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Code section 408(a) or (b), or to a qualified defined contribution plan described in Code section 401(a) or 403(a) that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

15.                               CODE SECTION 72(s)

All references in the Contract to Code section 72(s) are deleted.

16.                               AMENDMENT OF THIS ENDORSEMENT

The Company reserves the right, and the Owner agrees the Company shall have such right, to make any amendments to this Endorsement from time to time as may be necessary to comply with the Code, as amended, and the regulations thereunder. We will obtain all necessary approvals including, where required, that of the Owner and will send you a copy of the endorsement that modifies your Contract. We will not be responsible for any adverse tax consequences resulting from the rejection of such an amendment.

17.                               GROUP CONTRACT

If this Endorsement is used with a certificate issued under a group contract, the term “Owner” refers to the Participant/Annuitant and the term “Contract” refers to your Certificate.

Signed for the Company as of the Effective Date.

Protective Life and Annuity Insurance Company

Deborah J. Long
Secretary